Exhibit 99.1

news release

CONTACT

Amy Low Chasen

Monica Chang

Ilene Drucker

(212) 282 – 5320

AVON REPORTS SECOND-QUARTER 2011 RESULTS

Second-Quarter Revenue Up 9% Year over Year (Up 2% in Constant Dollars)

Active Representatives Flat and Units Down 3%

Beauty Sales Up 8% (Up 1% in Constant Dollars)

Second-Quarter EPS from Continuing Ops of $0.47 versus $0.38 in the Prior Year,

Adjusted1 EPS from Continuing Ops of $0.49 versus $0.47 in the Prior Year

NEW YORK, N.Y., July 28, 2011 – Avon Products, Inc. (NYSE:AVP) today reported second-quarter 2011 total revenue of $2.9 billion, 9% higher than that of second-quarter 2010. Constant-dollar sales rose 2% in the second quarter as foreign exchange contributed 7% to growth. Total units declined 3% while price/mix rose 5% during the quarter. Active Representatives were flat in the quarter. The acquisition of Silpada Designs, Inc. (“Silpada”) contributed 150 basis points to revenue.

“Our first-half 2011 results were in line with our expectations of low-single digit constant-dollar growth and adjusted operating margins flat with a year ago,” said

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Andrea Jung, Avon’s Chairman and Chief Executive Officer. “We continue to expect mid-single digit revenue growth in the second half of this year, driven by our major global field activation program around our 125th anniversary. We also continue to expect significant margin expansion in the second half, resulting from gross margin improvement and revenue leverage.”

Avon’s Beauty sales increased 8% year over year, or up 1% in constant dollars, in the second quarter. On a reported basis, fragrance and personal care grew 11%, color grew 8%, and skincare grew 3%. On a constant-dollar basis, fragrance and personal care grew 4%, color was flat, and skincare declined 4%.

Second-quarter 2011 gross margin of 64.4% was 100 basis points above that of the prior-year quarter. On an adjusted basis, it declined by 30 basis points as the negative impact of rising product costs was partially offset by pricing benefits and favorable foreign currency.

Selling, general and administrative expense in the quarter was flat as a percent of revenue versus second-quarter 2010 on a reported and adjusted basis as the company effectively managed overhead costs and rebalanced spending between Representative Value Proposition (“RVP”) and advertising.

As planned, lower advertising was offset by a higher investment in RVP during the second quarter of 2011. Within this rebalancing, advertising was $82 million for the quarter, down 16% or $15 million from a year ago. Avon invested an incremental $22 million in RVP in the second quarter of 2011 in Sales Leadership and higher incentives.

Second-quarter 2011 costs associated with the company’s 2005 and 2009 restructuring programs were $12 million pre-tax, or $0.02 per share after-tax, compared with $10 million pre-tax, or $0.02 per share after-tax in the prior-year period.

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Second-quarter 2011 operating profit of $317 million was up 19% compared with the year-ago quarter, and operating margin was 11.1%, up 100 basis points year over year. Adjusted operating profit was up 6%, and adjusted operating margin was 11.5%, down 30 basis points from a year ago due to the lower gross margin.

Second-quarter 2011’s effective tax rate was 28.9%, compared with 33.8% in the year-ago quarter. Excluding the impact from restructuring costs, the second-quarter 2011 rate was 29.1%. Excluding the impact of Venezuelan special items and restructuring costs, the second-quarter 2010 tax rate was 29.9%.

Income from continuing operations in the second quarter of 2011 was $209 million, or $0.47 per diluted share, compared with $165 million, or $0.38 per diluted share, in the year-ago quarter. Adjusted income from continuing operations was $217 million, or $0.49 per diluted share, compared with $205 million, or $0.47 per diluted share, in the year-ago second quarter.

Net cash provided by operating activities was $88 million for the six months ended June 30, 2011, compared with $232 million in the same period of 2010. Higher net income was more than offset by higher inventory levels, a $75 million contribution to the U.S. pension plan, and a $36 million payment associated with the long-term incentive compensation plan. At quarter end, Avon’s net debt was $2.2 billion, up $257 million from the year-end level.

Second-Quarter Regional Results

Latin America’s second-quarter 2011 revenue was up 19% year over year, or up 10% in constant dollars, with continued strong growth in most large markets. Brazil was up 17%, or 4% in constant dollars, and continues to make progress towards stabilizing the service environment. Mexico was up 27%, or 18% in constant dollars, primarily

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driven by growth in Active Representatives. Venezuela was up 15% on both a reported and constant-dollar basis. The region’s Active Representatives grew 4% and units sold were up 1%. Second-quarter operating profit was up 38%. Operating margin was 14.4%, or up 200 basis points from the second quarter of 2010. On an adjusted basis, Latin America’s second-quarter operating profit was up 11% and the operating margin was 14.5%, down 100 basis points from a year ago. The decline in operating margin was driven by higher distribution costs due to the transition to new facilities in Brazil and Colombia, as well as higher bad debt expense.

Second-quarter revenue in North America was down 7% year over year, or down 8% in constant dollars. Active Representatives were down 8%. Units sold declined 16% compared with a year ago. Silpada had a favorable impact of approximately 7 percentage points on second-quarter revenue and 1 percentage point to both Active Representatives and units. North America’s second-quarter operating profit was down 31%. Operating margin was 4.9%, down 170 basis points versus last year’s quarter. Adjusted operating profit was down 28%, with an adjusted operating margin of 6.5%, down 180 basis points, primarily reflecting fixed overhead costs with lower revenues. Silpada added 120 basis points to North America’s adjusted operating margin.

In Central & Eastern Europe, second-quarter revenue was up 5% year over year, or down 3% in constant dollars, reflecting a decline in average order and continued macroeconomic challenges in the region. Russia was up 5% on a reported basis and down 2% in constant dollars, as positive Active Representative growth was more than offset by difficult macroeconomic conditions. The region’s Active Representatives were down 1% and units sold were down 2% in the quarter. Operating profit was down 8%

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versus the 2010 quarter. The region’s operating margin was 19.6%, down 280 basis points from the prior-year quarter. Second-quarter 2011 adjusted operating profit was down 7%. Adjusted operating margin was 20.1%, down 260 basis points, due to higher distribution costs and an increased investment in RVP.

Western Europe, Middle East & Africa’s second-quarter revenue increased 13% versus the prior-year quarter, or up 5% in constant dollars, driven by an increase in Active Representatives. U.K. revenue was up 2%, or down 7% in constant dollars, reflecting declines in both Active Representatives and average order. Turkey rose 1%, or up 3% in constant dollars. South Africa rose 52%, or 38% in constant dollars. The region’s Active Representatives grew 8% year over year and units sold increased 3%. Operating profit was down 13% versus the prior-year quarter. Operating margin was 13.0%, down 380 basis points from the prior-year quarter. Second-quarter 2011 adjusted operating profit was down 5% with an adjusted operating margin of 13.7%, down 260 basis points, due to lower gross margin.

Asia Pacific reported a second-quarter revenue decline of 5% year over year, or 12% in constant dollars. Revenues in the Philippines rose 7%, or 2% in constant dollars. China declined 28%, or 31% in constant dollars, reflecting the continued transition away from a hybrid model to one which focuses on direct selling. The region’s Active Representatives declined 14% and units sold decreased by 10%, primarily reflecting double-digit declines in both indicators in China. Operating profit was down 9% versus the 2010 quarter. The region’s operating margin was 7.3%, down 40 basis points. China reported a modest operating profit compared with a loss for the same period last year. The region’s adjusted operating profit was down 7% versus the 2010 quarter with an adjusted operating margin of 7.3%, down 20 basis points from a year ago, due to lower gross margin and fixed overhead costs on lower revenues. This was partially offset by suspended advertising in China during this transition phase.

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Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 79121762). The call and related slide presentation will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year. Avon will be filing its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 today. Please refer to the Form 10-Q for additional information on Avon’s results for the quarter.

Avon, the company for women, is a leading global beauty company, with over $10 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in more than 100 countries through approximately 6.5 million active independent Avon Sales Representatives. Avon’s product line includes beauty products, as well as fashion and home products, and features such well-recognized brand names as Avon Color, ANEW, Skin-So-Soft, Advance Techniques, Avon Naturals, and mark. Learn more about Avon and its products at www.avoncompany.com.

Footnote

[1]

“Adjusted” items refer to financial results presented in accordance with US GAAP that have been adjusted to exclude the impact of Venezuelan special items and restructuring costs, as described below, under “Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars. We refer to these adjusted growth rates as Constant $ growth, which is a non-GAAP financial measure. We believe this measure provides investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

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We present gross margin, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income from continuing operations, earnings per share from continuing operations and effective tax rate on a non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a non-GAAP basis. We have provided a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP. These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses the non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period-to-period basis, the impacts of 1) costs to implement (“CTI”) restructuring initiatives and 2) costs and charges related to Venezuela being designated as a highly inflationary economy and the subsequent devaluation of its currency (“Venezuelan special items”). The Company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company’s financial results in any particular period. The Venezuelan special items include the impact on the Statement of Income caused by the devaluation of the Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and nonmonetary assets, such as inventory and prepaid expenses. For nonmonetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical cost of the assets at the previous official exchange rate of 2.15 and the revised official exchange rate of 4.30.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of, and realize the gross and operating margins and projected benefits (in the amounts and time schedules we expect) from, our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification program, sales and operation planning process, strategic sourcing initiative, outsourcing strategies, zero-overhead-growth philosophy, Internet platform and technology strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits (including any projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•	our ability to transition our business in North America, including enhancing our Sales Leadership model and optimizing our product portfolio;

•

a general economic downturn, a recession globally or in one or more of our geographic regions, such as North America, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand an economic downturn, recession, cost inflation, commodity cost pressures, competitive or other market pressures or conditions;

•

the effect of political, legal, tax and regulatory risks imposed on us, our operations or our Representatives, including foreign exchange or other restrictions, adoption, interpretation and enforcement of foreign laws including any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•	our ability to effectively manage inventory and implement initiatives to reduce inventory levels, including the potential impact on cash flows and obsolescence;

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•	our ability to achieve growth objectives or maintain rates of growth, particularly in our largest markets and developing and emerging markets, such as Brazil or Russia;

•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, secure financing on favorable terms and negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•

the challenges to our recently acquired Silpada business, including the effect of rising silver prices, macro-economic pressures, competition, and the impact of declines in expected future cash flows and growth rates, or a change in the discount rate used to fair value expected future cash flows, which may impact the recoverability of the recorded goodwill and intangible assets;

•

the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy, foreign exchange restrictions and the potential effect of such factors on our business, results of operations and financial condition;

•

our ability to successfully transition and evolve our business in China in connection with the development and evolution of the direct-selling business in that market, our ability to operate using a direct-selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•

any developments in or consequences of investigations and compliance reviews, and any litigation related thereto, including the ongoing internal investigation and compliance reviews of Foreign Corrupt Practices Act and related U.S. and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation;

•

information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large-scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skincare and toiletries industry, some of which are larger than we are and have greater resources;

•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance the Representative and consumer experience and increase Representative productivity through field activation programs, Service Model Transformation and other investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct-selling model;

•

the impact of the seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in any material pending and future litigations or with respect to the legal status of Representatives;

•	our ratings, our access to cash and financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our 2010 Form 10-K for the year ended December 31, 2010. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended June 30		Percent Change	Six months ended June 30		Percent Change
	2011	2010		2011	2010

Net sales	$2,815.9	$2,596.9	8%	$5,407.4	$5,013.4	8%
Other revenue	40.5	31.6		78.1	61.4

Total revenue	2,856.4	2,628.5	9%	5,485.5	5,074.8	8%

Cost of sales	1,018.0	962.1		1,967.8	1,896.8
Selling, general and administrative expenses	1,521.8	1,400.0		2,954.6	2,720.1

Operating profit	316.6	266.4	19%	563.1	457.9	23%

Interest expense	23.9	20.3		46.6	42.1
Interest income	(3.9)	(3.4)		(8.7)	(8.3)
Other expense, net	2.9	0.4		6.6	48.7

Total other expenses	22.9	17.3		44.5	82.5

Income from continuing operations, before tax	293.7	249.1	18%	518.6	375.4	38%
Income taxes	(85.0)	(84.1)		(157.7)	(167.7)

Income from continuing operations, net of tax	208.7	165.0	26%	360.9	207.7	74%
Discontinued operations, net of tax	—	4.2		(8.6)	4.8

Net Income	208.7	169.2		352.3	212.5
Net income attributable to noncontrolling interest	(2.5)	(1.6)		(2.5)	(2.4)

Net income attributable to Avon	$206.2	$167.6	23%	$349.8	$210.1	66%

Earnings per share:
Basic
Basic EPS from continuing operations	$.48	$.38	26%	$.83	$.48	73%
Basic EPS from discontinued operations	$—	$.01		$(.02)	$.01

Basic EPS attributable to Avon	$.48	$.39	23%	$.81	$.49	65%

Diluted
Diluted EPS from continuing operations	$.47	$.38	24%	$.82	$.47	74%
Diluted EPS from discontinued operations	$—	$.01		$(.02)	$.01

Diluted EPS attributable to Avon	$.47	$.39	21%	$.80	$.48	67%

AVON PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	June 30 2011	December 31 2010
Assets
Current Assets
Cash and cash equivalents	$1,011.0	$1,179.9
Accounts receivable, net	828.8	826.3
Inventories	1,341.0	1,152.9
Prepaid expenses and other	1,104.2	1,025.2

Total current assets	4,285.0	4,184.3

Property, plant and equipment, at cost	2,861.2	2,750.9
Less accumulated depreciation	(1,169.4)	(1,123.5)

Property, plant and equipment, net	1,691.8	1,627.4

Goodwill	687.9	675.1
Other intangible assets, net	357.8	368.3
Other assets	1,094.3	1,018.6

Total assets	$8,116.8	$7,873.7

Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$807.4	$727.6
Accounts payable	832.7	809.8
Accrued compensation	236.1	293.2
Other accrued liabilities	719.1	771.6
Sales and taxes other than income	212.7	207.6
Income taxes	111.3	146.5

Total current liabilities	2,919.3	2,956.3

Long-term debt	2,417.3	2,408.6
Employee benefit plans	492.9	561.3
Long-term income taxes	106.9	128.9
Other liabilities	142.1	146.0

Total liabilities	$6,078.5	$6,201.1

Shareholders’ Equity
Common stock	$187.3	$186.6
Additional paid-in-capital	2,064.4	2,024.2
Retained earnings	4,761.4	4,610.8
Accumulated other comprehensive loss	(423.1)	(605.8)
Treasury stock, at cost	(4,565.7)	(4,559.3)

Total Avon shareholders’ equity	2,024.3	1,656.5

Noncontrolling Interest	14.0	16.1

Total shareholders’ equity	$2,038.3	$1,672.6

Total liabilities and shareholders’ equity	$8,116.8	$7,873.7

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Six Months Ended June 30
	2011	2010
Cash Flows from Operating Activities
Income from continuing operations, net of tax	$360.9	$207.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	115.5	88.5
Provision for doubtful accounts	125.3	104.3
Provision for obsolescence	54.5	48.4
Share-based compensation	24.0	32.0
Deferred income taxes	(51.1)	(18.8)
Charge for Venezuelan monetary assets and liabilities	—	46.1
Other	55.1	23.0

Changes in assets and liabilities:
Accounts receivable	(103.0)	(109.6)
Inventories	(204.6)	(108.8)
Prepaid expenses and other	(13.0)	(25.3)
Accounts payable and accrued liabilities	(120.2)	31.3
Income and other taxes	(58.5)	(77.1)
Noncurrent assets and liabilities	(96.7)	(9.5)

Net cash provided by operating activities of continuing operations	88.2	232.2

Cash Flows from Investing Activities
Capital expenditures	(144.5)	(139.4)
Disposal of assets	6.9	10.8
Purchases of investments	(26.8)	(0.3)
Proceeds from sale of investments	6.2	9.4
Acquisitions and other investing activities	—	(144.3)

Net cash used by investing activities of continuing operations	(158.2)	(263.8)

Cash Flows from Financing Activities
Cash dividends	(203.3)	(189.5)
Debt, net (maturities of three months or less)	(36.4)	(36.4)
Proceeds from debt	642.5	19.8
Repayment of debt	(535.9)	(20.5)
Proceeds from exercise of stock options	15.3	15.4
Excess tax benefit realized from share-based compensation	1.9	2.6
Repurchase of common stock	(7.0)	(10.9)

Net cash used by financing activities of continuing operations	(122.9)	(219.5)

Cash provided by operating activities - Disc Ops	—	3.5
Cash used by investing activities - Disc Ops	(1.2)	(0.1)
Cash used by financing activities - Disc Ops	—	(0.2)

Net cash (used) provided by Discontinued Operations	(1.2)	3.2

Effect of exchange rate changes on cash and equivalents	25.2	(79.6)
Net change in cash and equivalents	(168.9)	(327.5)
Cash and equivalents at beginning of year (1)	$1,179.9	$1,311.6
Cash and equivalents at end of period (2)	$1,011.0	$984.1

(1)	Includes cash and cash equivalents of discontinued operations of $13.5M at January 1, 2010.
(2)	Includes cash and cash equivalents of discontinued operations of $10.6M at June 30, 2010.

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

(Unaudited)

(In millions)

THREE MONTHS ENDED 06/30/11

REGIONAL RESULTS

$ in Millions	Total Revenue US$		C$	Units	Price/Mix C$	Active Reps	Average Order C$

		% var. vs 2Q10	% var. vs 2Q10	% var. vs 2Q10	% var. vs 2Q10	% var. vs 2Q10	% var. vs 2Q10

Latin America	$1,348.2	19%	10%	1%	9%	4%	6%
North America	508.4	(7)	(8)	(16)	8	(8)	—
Central & Eastern Europe	375.1	5	(3)	(2)	(1)	(1)	(2)
Western Europe, Middle East & Africa	398.3	13	5	3	2	8	(3)
Asia Pacific	226.4	(5)	(12)	(10)	(2)	(14)	2
Total from operations	2,856.4	9	2	(3)	5	—	2
Global and other	—	—	—	—	—	—	—
Total	$2,856.4	9%	2%	(3)%	5%	—%	2%

	2011 GAAP Operating Profit US$	% var. vs 2Q10	2011 GAAP Operating Margin US$	2011 Non-GAAP Operating Profit US$ (1)	2010 Non-GAAP Operating Profit US$ (1)	2011 Non-GAAP Operating Margin (1)	2010 Non-GAAP Operating Margin (1)
Latin America	$194.6	38%	14.4%	$195.7	$176.4	14.5%	15.5%
North America	24.8	(31)	4.9	32.9	45.4	6.5	8.3
Central & Eastern Europe	73.4	(8)	19.6	75.3	80.8	20.1	22.7
Western Europe, Middle East & Africa	51.6	(13)	13.0	54.4	57.5	13.7	16.3
Asia Pacific	16.6	(9)	7.3	16.6	17.8	7.3	7.5
Total from operations	361.0	8	12.6	374.9	377.9	13.1	14.4
Global and other	(44.4)	34	—	(46.3)	(67.7)	—	—
Total	$316.6	19%	11.1%	$328.6	$310.2	11.5%	11.8%

CATEGORY SALES (US$)

	Consolidated

	US$		C$

		% var. vs 2Q10	% var. vs 2Q10
Beauty (color cosmetics/fragrances/skincare/personal care)	$2,039.2	8%	1%
Fashion (jewelry/watches/apparel/footwear/accessories/childrens) (2)	511.1	10	5
Home (gift & decorative products/housewares/entertainment & leisure/childrens/nutrition) (2)	265.6	5	(2)

Net sales	$2,815.9	8%	2%
Other revenue	40.5	28	23

Total revenue	$2,856.4	9%	2%

SIX MONTHS ENDED 06/30/11

REGIONAL RESULTS

$ in Millions	Total Revenue US$		C$	Units	Price/Mix C$	Active Reps	Average Order C$

		% var. vs 6M10	% var. vs 6M10	% var. vs 6M10	% var. vs 6M10	% var. vs 6M10	% var. vs 6M10

Latin America	$2,479.6	18%	10%	3%	7%	4%	6%
North America	1,020.7	(4)	(5)	(15)	10	(7)	2
Central & Eastern Europe	786.9	3	(2)	(2)	—	(2)	—
Western Europe, Middle East & Africa	744.6	14	10	5	5	9	1
Asia Pacific	453.7	(5)	(12)	(11)	(1)	(14)	2
Total from operations	5,485.5	8	3	(2)	5	—	3
Global and other	—	—	—	—	—	—	—
Total	$5,485.5	8%	3%	(2)%	5%	—%	3%

	2011 GAAP Operating Profit US$	% var. vs 6M10	2011 GAAP Operating Margin US$	2011 Non-GAAP Operating Profit US$ (1)	2010 Non-GAAP Operating Profit US$ (1)	2011 Non-GAAP Operating Margin (1)	2010 Non-GAAP Operating Margin (1)
Latin America	$334.1	46%	13.5%	$332.9	$305.8	13.4%	14.5%
North America	52.6	(34)	5.2	72.3	93.4	7.1	8.7
Central & Eastern Europe	150.3	1	19.1	149.3	150.8	19.0	19.7
Western Europe, Middle East & Africa	85.7	5	11.5	87.6	78.4	11.8	12.0
Asia Pacific	36.5	10	8.0	36.0	32.3	7.9	6.7
Total from operations	659.2	15	12.0	678.1	660.7	12.4	13.0
Global and other	(96.1)	15	—	(88.3)	(114.7)	—	—
Total	$563.1	23%	10.3%	$589.8	$546.0	10.8%	10.8%

CATEGORY SALES (US$)

	Consolidated

	US$		C$

		% var. vs 6M10	% var. vs 6M10
Beauty (color cosmetics/fragrances/skincare/personal care)	$3,914.1	8%	3%
Fashion (jewelry/watches/apparel/footwear/accessories/childrens) (2)	999.1	9	5
Home (gift & decorative products/housewares/entertainment & leisure/childrens/nutrition) (2)	494.2	4	(1)

Net sales	$5,407.4	8%	3%
Other revenue	78.1	27	24

Total revenue	$5,485.5	8%	3%

(1)	For a further discussion on our non-GAAP financial measures, please refer to our discussion of non-GAAP financial measures in this release and reconciliations of our non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.
(2)	During the third quarter of 2010, items associated with children’s products, that were previously reported in Home, were reclassified into Fashion if such children’s product was Fashion related.

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

NON-GAAP FINANCIAL MEASURES

(Unaudited)

This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED 06/30/11
	Reported (GAAP)	CTI restructuring initiatives	Rounding	Adjusted (Non-GAAP)

Cost of Sales	$1,018.0	$3.5		$1,014.5
Selling, general and administrative expenses	1,521.8	8.5		1,513.3
Operating profit	316.6	12.0		328.6
Income from continuing operations before taxes	293.7	12.0		305.7
Income taxes	(85.0)	(3.9)		(88.9)
Income from continuing operations	$208.7	$8.1		$216.8

Diluted EPS from continuing operations	0.47	0.02		0.49

Gross margin	64.4%	0.1		64.5%
SG&A as a % of Revenues	53.3%	(0.3)		53.0%
Operating margin	11.1%	0.4		11.5%
Effective tax rate	28.9%	0.1	0.1	29.1%

SEGMENT OPERATING PROFIT
Latin America	$194.6	$1.1		$195.7
North America	24.8	8.1		32.9
Central & Eastern Europe	73.4	1.9		75.3
Western Europe, Middle East & Africa	51.6	2.8		54.4
Asia Pacific	16.6	—		16.6
Global and other	(44.4)	(1.9)		(46.3)
Total	$316.6	$12.0		$328.6

SEGMENT OPERATING MARGIN
Latin America	14.4%	0.1		14.5%
North America	4.9%	1.6		6.5%
Central & Eastern Europe	19.6%	0.5		20.1%
Western Europe, Middle East & Africa	13.0%	0.7		13.7%
Asia Pacific	7.3%	—		7.3%
Global and other	—	—		—
Total	11.1%	0.4		11.5%

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

NON-GAAP FINANCIAL MEASURES

(Unaudited)

$ in Millions (except per share data)	SIX MONTHS ENDED 06/30/11
	Reported (GAAP)	CTI restructuring initiatives	Rounding	Adjusted (Non-GAAP)

Cost of Sales	$1,967.8	$4.7		$1,963.1
Selling, general and administrative expenses	2,954.6	22.0		2,932.6

Operating profit	563.1	26.7		589.8
Income from continuing operations before taxes	518.6	26.7		545.3
Income taxes	(157.7)	(9.7)		(167.4)

Income from continuing operations	$360.9	$17.0		$377.9

Diluted EPS from continuing operations	0.82	0.04		0.86

Gross margin	64.1%	0.1		64.2%
SG&A as a % of Revenues	53.9%	(0.4)		53.5%
Operating margin	10.3%	0.5		10.8%
Effective tax rate	30.4%	0.3		30.7%

SEGMENT OPERATING PROFIT
Latin America	$334.1	$(1.2)		$332.9
North America	52.6	19.7		72.3
Central & Eastern Europe	150.3	(1.0)		149.3
Western Europe, Middle East & Africa	85.7	1.9		87.6
Asia Pacific	36.5	(0.5)		36.0
Global and other	(96.1)	7.8		(88.3)
Total	$563.1	$26.7		$589.8

SEGMENT OPERATING MARGIN
Latin America	13.5%	—	(0.1)	13.4%
North America	5.2%	1.9		7.1%
Central & Eastern Europe	19.1%	(0.1)		19.0%
Western Europe, Middle East & Africa	11.5%	0.3		11.8%
Asia Pacific	8.0%	(0.1)		7.9%
Global and other	—	—		—
Total	10.3%	0.5		10.8%

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

NON-GAAP FINANCIAL MEASURES

(Unaudited)

$ in Millions (except per share data)	THREE MONTHS ENDED 06/30/10
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Rounding	Adjusted (Non-GAAP)

Cost of Sales	$962.1	$2.2	$33.4		$926.5
Selling, general and administrative expenses	1,400.0	8.2	—		1,391.8
Operating profit	266.4	10.4	33.4		310.2
Income from continuing operations before taxes	249.1	10.4	33.4		292.9
Income taxes	(84.1)	(3.6)	—	0.1	(87.6)
Income from continuing operations	$165.0	$6.8	$33.4	$0.1	$205.3

Diluted EPS from continuing operations	0.38	0.02	0.08	(0.01)	0.47

Gross margin	63.4%	0.1	1.3		64.8%
SG&A as a % of Revenues	53.3%	(0.3)	—		53.0%
Operating margin	10.1%	0.4	1.3		11.8%
Effective tax rate	33.8%	0.1	(4.0)		29.9%

SEGMENT OPERATING PROFIT
Latin America	$140.6	$2.4	$33.4		$176.4
North America	36.2	9.2	—		45.4
Central & Eastern Europe	79.6	1.2	—		80.8
Western Europe, Middle East & Africa	59.4	(1.9)	—		57.5
Asia Pacific	18.3	(0.5)	—		17.8
Global and other	(67.7)	—	—		(67.7)
Total	$266.4	$10.4	$33.4		$310.2

SEGMENT OPERATING MARGIN
Latin America	12.4%	0.2	2.9		15.5%
North America	6.6%	1.7	—		8.3%
Central & Eastern Europe	22.4%	0.3	—		22.7%
Western Europe, Middle East & Africa	16.8%	(0.5)	—		16.3%
Asia Pacific	7.7%	(0.2)	—		7.5%
Global and other	—	—	—		—
Total	10.1%	0.4	1.3		11.8%

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

NON-GAAP FINANCIAL MEASURES

(Unaudited)

$ in Millions (except per share data)	SIX MONTHS ENDED 06/30/10
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Rounding	Adjusted (Non-GAAP)

Cost of Sales	$1,896.8	$4.7	$63.1		$1,829.0
Selling, general and administrative expenses	2,720.1	10.9	9.4		2,699.8
Operating profit	457.9	15.6	72.5		546.0
Income from continuing operations before taxes	375.4	15.6	118.6		509.6
Income taxes	(167.7)	(5.5)	12.7		(160.5)
Income from continuing operations	$207.7	$10.1	$131.3		$349.1

Diluted EPS from continuing operations	0.47	0.02	0.30	0.01	0.80

Gross margin	62.6%	0.1	1.2	0.1	64.0%
SG&A as a % of Revenues	53.6%	(0.2)	(0.2)		53.2%
Operating margin	9.0%	0.3	1.4	0.1	10.8%
Effective tax rate	44.7%	0.1	(13.3)		31.5%

SEGMENT OPERATING PROFIT
Latin America	$228.6	$4.7	$72.5		$305.8
North America	79.9	13.5	—		93.4
Central & Eastern Europe	148.2	2.6	—		150.8
Western Europe, Middle East & Africa	81.6	(3.2)	—		78.4
Asia Pacific	33.3	(1.0)	—		32.3
Global and other	(113.7)	(1.0)	—		(114.7)
Total	$457.9	$15.6	$72.5		$546.0

SEGMENT OPERATING MARGIN
Latin America	10.8%	0.2	3.4	0.1	14.5%
North America	7.5%	1.3	—	(0.1)	8.7%
Central & Eastern Europe	19.3%	0.3	—	0.1	19.7%
Western Europe, Middle East & Africa	12.5%	(0.5)	—		12.0%
Asia Pacific	6.9%	(0.2)	—		6.7%
Global and other	—	—	—		—
Total	9.0%	0.3	1.4	0.1	10.8%